Exhibit 99.1


LIBERTY CORNER, New Jersey - May 11, 2005 - Fedders Corporation, a leading global manufacturer of air treatment products, including air conditioners, air cleaners, dehumidifiers and humidifiers, and thermal technology products, announced today that, as a result of the previously reported delay in filing its Annual Report on Form 10-K, it has not timely filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the first fiscal quarter of 2005. The financial statements for the company's first fiscal quarter cannot be completed until the fiscal year 2004 financial statements are completed. The company cannot, at this time, estimate when the Quarterly Report on Form 10-Q will be filed.

As previously reported, the company was advised by Deloitte & Touche on April 14, 2005, that it will not stand for reappointment as the company's registered public accounting firm for the year ending December 31, 2005 or for any quarterly periods in the year. The company is currently interviewing accounting firms to succeed Deloitte & Touche. Upon completion of the company's financial statements for fiscal year 2004, the company's new registered public accounting firm will undertake its review of the company's fiscal first quarter financial statements, completion of which is required before the Form 10-Q can be filed. As stated above, the company cannot, at this time, estimate when the Quarterly Report on Form 10-Q will be filed.

This news release includes forward-looking statements that are covered under the "Safe-Harbor" clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions. Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties including, but not limited to, weather and economic, political, market and industry conditions and reliance on key customers. Such factors are described in Fedders' SEC filings, including its most recently filed annual report on Form 10-K. The company disclaims any obligation to update any forward-looking statements to incorporate developments occurring after release of announcement. Visit the Fedders investor information website at www.fedders.com to access additional information on Fedders.



                                      ###

Contact: Robert Laurent, Jr., (908)604-8686 investorrelations@fedders.com